Exhibit 99.1
Contacts:	Dolph Baker, President and CEO Timothy A. Dawson, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS, INC. CONDUCTS VOLUNTARY EGG RECALL

JACKSON, Miss. (November 5, 2010) —  Cal-Maine Foods, Inc. (NASDAQ: CALM) today was notified by the Food & Drug Administration (FDA) that one of the Company’s suppliers, Ohio Fresh Eggs, LLC, Croton, Ohio, had a routine environmental study sample which tested positive for Salmonella Enteritidis (SE).   Cal-Maine purchased approximately 24,000 dozen unprocessed eggs from Ohio Fresh which were processed and re-packaged by the Company’s Green Forest, Arkansas, facility between October 9 and 12, 2010, yet the Company was only notified today. The eggs involved, which were not produced from Cal-Maine flocks, were distributed to food wholesalers and retailers in Arkansas, California, Illinois, Iowa, Kansas, Missouri, Oklahoma and Texas. There have been no confirmed SE illnesses related to the purchased eggs.

In cooperation with the FDA, Cal-Maine immediately notified its customers and recalled specific Julian dates of shell eggs because they have the potential to be contaminated with SE.  The following packages were included in this recall.

Product Description	Plant Number	Julian Date	Sell By/Expiration Date
Sunny Meadow Jumbo UPC Code - 6 05388 71459 6	1457	282, 284	11/07/10;11/09/10
Sunny Meadow Large UPC Code – 6 05388 71457 2	1457	282	11/07/10
Sunny Meadow Large 18 UPC Code – 6 05388 71461 9	1457	282	11/07/10
Sunny Meadow Extra Large UPC Code – 6 05388 71458 9	1457	284	11/09/10
Sunny Meadow Extra Large 18 UPC Code – 8 13905 00120 7	1457	282	11/07/10
Sunny Meadow 5 Dozen UPC Code – 6 81131 74355 6	1457	284	11/09/10
Sunny Meadow 6 Pack UPC Code - 6 05388 71462 6	1457	284	11/09/10
Springfield Grocer Medium Loose	1457	282	11/07/10
Springfield Grocer Extra Large Loose	1457	284	11/09/10
Springfield Grocer Large Loose	1457	284	11/09/10
Sun Valley Large UPC Code 0 33643 00018 2	1457	284	11/24/10
James Farm Medium UPC Code 0 97009 01083 3	1457	285	11/07/10

Plant numbers and Julian dates can be found printed on the individual cartons.  The Julian date follows the plant number, for example P1457-282.

Salmonella is an organism which can cause serious and sometimes fatal infections in young children, frail or elderly people, and others with weakened immune systems. Healthy persons infected with Salmonella often experience fever, diarrhea, nausea, vomiting and abdominal pain. In rare circumstances, infection with Salmonella can result in the organism getting into the bloodstream and producing more severe illnesses such as arterial infections, endocarditis or arthritis.

Consumers who believe they may have purchased potentially affected shell eggs should not eat them but should return them to the store where they were purchased for a full refund.  Questions and concerns may also be directed to Cal-Maine’s corporate office at 1-866-276-6299 between 8:00 a.m. and 4:30 p.m. CDT.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs.  The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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